Exhibit 10.8

ShoreTel, Inc. Executive Incentive Compensation Plan

The purpose of the ShoreTel, Inc. (the “Company”) Executive Incentive Compensation Plan (the “Plan”) is to incentivize Company executives, including the CEO, to achieve key corporate objectives that maximize shareholder value.  Executives participating in the Plan will be designated by the Compensation Committee and may exclude sales executives. To participate in the Plan, an executive must be employed on a regular basis and meet other requirements set forth below.

Company Objectives

Executive Objectives.  The performance objectives for executives will consist of corporate financial objectives, strategic objectives and/or other objectives determined by the Compensation Committee, with the percentages allocated to each to be determined by the Compensation Committee.  The financial objectives may consist of pre-defined targets of revenues, non-GAAP operating profit, and any other GAAP or non-GAAP financial or other operational measures.  In addition, the amounts payable may be subject to a multiplier or decelerator based on the Company’s customer satisfaction ratings or such other objectives as determined by the Compensation Committee. The targets for these metrics will be established by the Compensation Committee near the beginning of each fiscal year or such other fiscal periods as determined by the Compensation Committee (“Designated Fiscal Period:).

CEO Objectives.  The performance objectives for the CEO may differ from the objectives for other executives.

In order to receive a bonus under this Plan, minimum achievement thresholds must be met. The Compensation Committee has discretion to modify the objectives, key measurement metrics and weighting thereof.

Bonus Pool

The total amount of incentive compensation available for distribution to participants under this Plan in each Designated Fiscal Period (the “Bonus Pool”) is equal to the product of (a) percentage achievement of the objective targets set forth above, (b) the sum of each participant’s base salary for the Designated Fiscal Period multiplied by a factor determined by the Compensation Committee (which does not need to be the same for each participant ) of up to 100% (“Bonus Percentage”), and (c) any additional amount or multiplier or decelerator determined by the Compensation Committee (“Multiplier”).

Individual Target Levels

Payments to participants are based on the size of the Bonus Pool and each participant’s individual performance rating. The actual amount paid to a participant is equal to the product of (a) percentage achievement of the objective targets, (b) the participant’s base salary for the Designated Fiscal Period, (c) the participant’s Bonus Percentage, and (d) the participant’s performance rating, subject to any Multiplier adjustment.

The CEO will recommend bonus payment allocations for the executive officers except himself, up to a maximum of 150% of the Bonus Pool. However, to prevent total bonus payments under this Plan from exceeding the Bonus Pool, each participant’s performance rating is subject to downward adjustment to reflect his/her achievement relative to the achievement of other participants.

Plan Payout

Based on Company performance against the predetermined targets for the Designated Fiscal Period, or portions thereof as the Compensation Committee may determine, the CFO will compute the overall Bonus Pool for the executives. The CEO will recommend allocation of the Bonus Pool for all executives other than himself and the Compensation Committee has the authority to approve payments to same. For the CEO, the Compensation Committee will review CEO performance against CEO targets and recommend a bonus to the Board.  Payments will be made in accordance with the Company’s normal payroll practices following the end of the Designated Fiscal Period, or portions thereof as the Compensation Committee may determine.  In addition to the foregoing, bonus payments hereunder will be made within the short term deferral period under Internal Revenue Code Section 409A and the regulations thereunder.

Other Provisions

•	Participation in this plan is not an agreement (express or implied) between the Plan participant and the Company that the participant will be employed by the Company for any specific period of time, nor is there any agreement for continuing or long-term employment. The Plan participant and the Company each have right to terminate the employment relationship at any time for any reason. This at-will employment relationship may only be modified by an agreement signed by the participant and the CEO.

•	Any determination of performance, payment or other matter under this plan by the Board of Directors or Compensation Committee is binding.

•	This summary highlights the principal features of the Plan, but does not describe every situation that can occur. The Compensation Committee retains the right to interpret, revise, modify or terminate the Plan at its sole discretion at any time.

•	The executive must be employed in a full time capacity for at least one-half of the Designated Fiscal Period, or such other period as determined by the Compensation Committee, to be eligible to participate in this Plan, and must be employed at the time bonuses are paid in order to receive a bonus, unless otherwise approved by the Compensation Committee or required pursuant to a separate agreement with the executive.

•	This Plan is intended to be effective commencing fiscal year 2014, and shall remain in effect for subsequent fiscal periods until amended or terminated by the Compensation Committee.